Investor Contact: Jeremy Friedman
Executive Vice President and Chief Financial Officer
(978) 570-6879
jeremy.friedman@accellent.com

For Immediate Release

Accellent Inc. Announces Third Quarter 2007 Financial Results

Wilmington, MA. (November 5, 2007)– Accellent Inc. (the “Company”), a wholly owned subsidiary of Accellent Holdings Corp. (“Accellent”), announced results for the three and nine months ended September 30, 2007.

Third Quarter 2007 Financial Results

Net sales decreased 0.4% to $119.4 million in the third quarter of 2007 compared with $119.9 million in the corresponding period of 2006.  Sales were approximately the same as last year for each of Accellent’s target markets.  Sales were negatively impacted 0.7% due to the previously disclosed ramp down of a specific product line. Sales improved 0.3% during the third quarter of 2007 compared to the second quarter of 2007.

A net loss of $8.1 million was recorded in the third quarter of 2007 compared with a net loss of $6.5 million in the corresponding period of 2006.  The decrease in net income was primarily attributable to lower gross margins caused by lower prices, a less favorable product mix and higher manufacturing costs.  The 2007 net loss includes a non-cash credit for employee stock-based compensation of $0.2 million compared to a non-cash credit for employee stock-based compensation of $0.9 million in the same period of 2006. The net loss in the third quarter of 2006 included a charge for non-cash loss on interest rate hedging instruments of $4.3 million and a restructuring charge of $1.2 million.

Adjusted EBITDA for the three months ended September 30, 2007 was $21.0 million or 17.6% of sales compared to Adjusted EBITDA of $25.7 million or 21.5% of sales in the corresponding period of 2006.  Adjusted EBITDA declined due to the same factors impacting our gross margins.

Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the financial statements accompanying this press release.

Nine Months ended September 30, 2007 Financial Results

Net sales decreased 4.5% to $350.0 million in the first nine months of 2007 compared with $366.3 million in the corresponding period of 2006.  Sales were negatively impacted approximately 3.0% due to the previously disclosed ramp-down of a specific product line and approximately 2.7% due to orthopaedic end-market conditions.

A net loss of $98.0 million was recorded in the first nine months of 2007 compared to a net loss of $10.9 million in the corresponding period of 2006.  The 2007 net loss includes a non-cash charge for impairment of goodwill and other intangible assets of $82.3 million incurred as a result of reduced growth expectations in the orthopaedic business and $1.5 million of non-employee stock-based compensation.  These non-cash charges were partially offset by a credit for employee stock-based compensation of $4.9 million and a $1.3 million deferred tax credit recorded in connection with our impairment charge.  Net loss for the 2006 period included non-cash inventory step-up charges of $6.4 million related to the 2005 acquisition of the Company by Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and Bain Capital (“Bain”), restructuring charges of $3.5 million, a $1.8 million gain on derivative instruments and employee stock-based compensation charges of $2.3 million.

Adjusted EBITDA for the first nine months of 2007 was $64.2 million or 18.3% of sales compared to Adjusted EBITDA of $79.9 million or 21.8% of sales in the corresponding period of 2006.  Adjusted EBITDA declined due to lower sales volume, lower selling prices, less profitable sales mix and higher manufacturing costs, partially offset by lower selling, general and administrative expenses.

Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the financial statements accompanying this press release.

Conference Call

Ken Freeman, Executive Chairman, Robert Kirby, President and Chief Executive Officer and Jeremy Friedman Executive Vice President and Chief Financial Officer, will discuss third quarter results in a conference call scheduled for today, November 5, 2007 at 5:00 p.m. Eastern Standard Time.  The teleconference can be accessed live on the Internet through the Investor Relations section of the Accellent website at www.accellent.com or by calling (800) 638-5495 pass code 36339544.   Please visit the website or dial in 10 to 15 minutes prior to the beginning of the call to download and install any necessary audio software.  A replay of the conference call will be available via www.accellent.com or by telephone at (888) 286-8010 pass code 25971119.

About Accellent
Accellent Inc. provides fully integrated outsourced manufacturing and engineering services to the medical device industry in the cardiology, endoscopy and orthopaedic markets.  Accellent has broad capabilities in design & engineering services, precision component fabrication, finished device assembly and complete supply chain management.  These capabilities enhance customers’ speed to market and return on investment by allowing them to refocus internal resources more efficiently.   For more information, please visit www.accellent.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  All statements included herein, other than statements of historical fact, may constitute forward-looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on March 13, 2007.  All forward-looking statements are expressly qualified in their entirety by such factors.

Accellent Inc.
Condensed Consolidated Statements of Operations
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales	$119,396	$119,915	$349,961	$366,323
Cost of sales	89,904	84,156	259,007	259,701
Gross profit	29,492	35,759	90,954	106,622
Selling, general & administrative expenses	14,395	13,420	38,622	46,678
Research & development expenses	582	947	1,933	2,819
Restructuring (benefit) charges	(7)	1,154	701	3,452
Amortization of intangibles	3,735	4,301	11,771	12,904
Impairment of goodwill and other intangible assets	--	--	82,340	--
Income (loss) from operations	10,787	15,937	(44,413)	40,769
Interest expense, net	(17,165)	(16,692)	(50,079)	(48,764)
(Loss) gain on derivative instruments	(122)	(4,260)	(64)	1,840
Other expense	(420)	(163)	(515)	(584)
Loss before income taxes	(6,920)	(5,178)	(95,071)	(6,739)
Income tax expense	1,212	1,279	2,897	4,144
Net loss	$(8,132)	$(6,457)	$(97,968)	$(10,883)

Accellent Inc.
Reconciliation of Net Loss to EBITDA to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net loss	$(8,132)	$(6,457)	$(97,968)	$(10,883)

Income tax expense	1,212	1,279	2,897	4,144
Interest expense, net	17,165	16,692	50,079	48,764
Depr. and amortization	8,802	8,642	26,537	25,295
EBITDA (1)	$19,047	$20,156	$(18,455)	$67,320

Impairment of goodwill and other intangibles	--	--	82,340	--
Restructuring charges	(7)	1,154	701	3,452
Employee stock-based compensation	(151)	(928)	(4,912)	2,332
Inventory step-up	--	--	--	6,422
Loss (gain) on derivative instruments	122	4,260	64	(1,840)
Non-employee stock-based compensation	480	--	1,521	--
Other	1,521	1,087	2,911	2,240
Adjusted EBITDA (1)	$21,012	$25,729	$64,170	$79,926

 (1) EBITDA and Adjusted EBITDA presented in this press release are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP.  EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity.

EBITDA represents net income (loss) before net interest expense, income tax expense, depreciation and amortization.  Adjusted EBITDA is defined as EBITDA further adjusted to give effect to unusual items, non-cash items, the pro forma effect of acquisitions as if they had taken place at the beginning of the periods covered by the covenant calculation and other adjustments, all of which are required in calculating covenant ratios and compliance under the indenture governing our senior subordinated notes and under our senior secured credit facility. For the periods presented, Adjusted EBITDA includes adjustments for: restructuring and other related charges, impairment of goodwill and other intangible assets, gains and losses from derivative instruments, gain on sale of property, non-operating currency transaction losses, certain stock compensation related charges, severance, write-off of inventory step-up, executive relocation, CEO search costs, non-cash consulting expenses and management fees.

We believe that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of certain financial covenants in the indenture governing our senior subordinated notes and under our senior secured credit facility.  Adjusted EBITDA is a material component of these covenants.  We also present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA when reporting their results.

Accellent Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2007	December 31, 2006

Assets
Current assets
Cash and cash equivalents	$4,574	$2,746
Accounts receivable, net	52,498	49,994
Inventories	68,957	57,962
Prepaid expenses and other	3,569	4,169
Total current assets	129,598	114,871
Property and equipment, net	133,250	128,573
Goodwill	798,827	847,213
Intangibles, net	213,179	258,904
Deferred financing costs and other assets	21,953	24,033
Total assets	$1,296,807	$1,373,594

Liabilities and stockholder’s equity
Current liabilities
Current portion of long-term debt	$4,008	$4,014
Accounts payable	25,341	20,338
Accrued expenses	39,006	27,262
Total current liabilities	68,355	51,614
Notes payable and long-term debt	704,889	696,515
Other long-term liabilities	34,361	39,205
Total liabilities	807,605	787,334
Total Stockholder’s equity	489,202	586,260
Total liabilities and stockholder’s equity	$1,296,807	$1,373,594

Accellent Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine months ended September 30,
	2007	2006

Net cash provided by operating activities	$13,851	$24,185
Cash flows from investing activities:
Purchase of property and equipment	(18,673)	(24,881)
Other	122	456
Net cash flows used in investing activities	(18,551)	(24,425)
Cash flows from financing activities:
Proceeds from debt	44,000	28,000
Principal payments on debt	(36,011)	(31,063)
Deferred financing fees	(1,657)	(1,417)
Other	--	(158)
Net cash flows provided by (used in) financing activities	6,332	(4,638)
Effect of exchange rate changes in cash	196	90
Net increase (decrease) in cash	1,828	(4,788)
Cash at beginning of year	2,746	8,669
Cash at end of period	$4,574	$3,881